Exhibit 10.16

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

LINCOLN WAXAHACHIE, LTD.,

a Texas limited partnership

as Seller,

and

SERIES C, LLC, an Arizona limited liability company

as Purchaser

Dated: May 17, 2012

PURCHASE AND SALE AGREEMENT

(HEB Center, Waxahachie, Texas)

PURCHASE AND SALE AGREEMENT (“Agreement”) made this 17th day of May, 2012 (“Effective Date”), between LINCOLN WAXAHACHIE, LTD., a Texas limited partnership, having an address at 2000 McKinney Avenue, Suite 1000, Dallas, Texas 75201 (“Seller”), and SERIES C, LLC, an Arizona limited liability company, having an address at c/o Cole Real Estate Investments, 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016 (Series C, LLC or its permitted assignee pursuant to Section 18.7 below is hereinafter referred to as “Purchaser”).

W I T N E S S E T H:

RECITALS

A. Seller owns a shopping center (“Center”) known as HEB Center in Waxahachie, Texas. The land (“Land”) on which the Center is located is more particularly described on Exhibit “A” attached hereto and incorporated herein by this reference (such Land and such Center and Seller’s right, title and interest in and to all improvements located on such Land are herein referred to as the “Property”).

B. Seller desires to sell and Purchaser desires to acquire the Property on the terms and provisions hereinbelow set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Agreement of Purchase and Sale. Seller hereby agrees to sell and convey and Purchaser agrees to purchase on such terms and conditions as are hereinafter set forth, all of the following:

1.1 Fee simple title in and to the Property, together with all right, title and interest of Seller (if any) in and to all covenants, easements, rights-of-way, rights, privileges and other tenements, appurtenances and hereditaments appertaining thereto, including, without limitation, all of Seller’s right, title and interest (if any) in and to (a) any strips or gores adjoining or adjacent to the Land, (b) the streets and roads adjoining or adjacent to the Land to the center line thereof, (c) all mineral, water and irrigation rights, if any, running with or otherwise pertaining to the Land, and (d) any award made or to be made or settlement in lieu thereof for the Property by reason of condemnation, eminent domain or exercise of police power;

1.2 All of Seller’s right, title and interest in and to all apparatus, fittings and fixtures in or on the Property or which are attached thereto (“Fixtures”);

1.3 All of Seller’s right, title and interest in and to any equipment, machinery and personal property located in or on the Property (“Personal Property”);

1.4 All of Seller’s right, title and interest, if any, in and to the trademark, service mark, trade name and all other trademarks, services marks, trade names, names and logos used in connection with the advertising and promotion of the Project (as hereinafter defined) or otherwise relating to the Project, and any variations thereof, together with all good will of the business connected with the use of and symbolized by such trademarks, service marks, trade names, names and logos, any telephone numbers and listings for the Property and any copyrights, trade secrets, intellectual property and other intangible property relating to the Property (“Intangibles”); however, in no event shall Intangibles include any tradenames, trademarks, service marks, logos or names using or incorporating the name “Lincoln”, “Lincoln Property Company”, “LPC” or any derivation thereof, or any trademarks, service marks or logos now or hereafter used by Lincoln Property Company;

1.5 The interest of Seller, as landlord, in all leasehold estates created by those certain leases, tenancies and rental agreements and all amendments thereto and all guaranties thereof that are described in the Schedule of Leases attached hereto as Schedule “1.5” (sometimes hereinafter referred to as the “Lease Schedule”), including the HEB Lease (as defined in the Lease Schedule), together with additional leases, tenancies and rental agreements entered into by Seller in accordance with the terms of this Agreement (herein collectively referred to as the “Leases;” and the tenants under the Leases are herein, collectively, referred to as the “Tenants”);

1.6 All of Seller’s right, title and interest in and to all warranties and guaranties, if any, relating to the Property (collectively, the “Warranties”);

1.7 All of Seller’s right, title and interest in and to all consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality (collectively, “Governmental Authority”) relating to the Property (collectively, the “Approvals”);

1.8 All of Seller’s right, title and interest in and to all construction, operating and reciprocal easement agreements affecting the Property (the “REAs”), if any;

1.9 All of Seller’s right, title and interest in and to all existing construction contracts, subcontracts, architecture and engineering agreements, and similar agreements relating to the design, development and construction of the Property (“Construction Agreements”);

1.10 All of Seller’s right, title and interest in and to all other written agreements which affect the Property (“Contracts”) including, without limitation, personal property leases and contracts, other than the Leases and Permitted Exceptions (as hereinafter defined) and Contracts which Purchaser elects during the Inspection Period (as hereinafter defined) not to assume. A schedule of all Contracts in existence on the Effective Date is attached hereto as Schedule “1.10”; and

1.11 All of Seller’s right, title and interest in and to all plans and specifications and other architectural and engineering drawings for the Property (the “Plans”).

It is intended that Seller shall transfer to Purchaser all of Seller’s interest of every kind or nature in the Property, the Fixtures, the Leases, the Personal Property, the

Intangibles, the Warranties, the Approvals, the REAs, the Construction Agreements, the Contracts, the Plans and all other interests of Seller in and to the Property (the Property, the Fixtures, the Leases, the Personal Property, the Intangibles, the Warranties, the Approvals, the REAs, the Construction Agreements, the Contracts, the Plans and all other interests of Seller in and to the Property are herein collectively referred to as the “Project”).

Section 2. The Purchase Price. The purchase price (the “Purchase Price”) for the Project is $13,000,000.00 to be paid as follows:

2.1 $250,000.00 (such amount and any interest earned on such amount(s), the “Deposit”) shall be paid by Purchaser to Benchmark Title Services (“Escrow Agent” or “Title Company”) within five (5) business days after the Effective Date. The Deposit shall be held in escrow by the Escrow Agent to be disbursed as provided in the Earnest Money Escrow Agreement, the form of which is attached hereto as Exhibit “B” (the “Earnest Money Escrow Agreement”). The parties shall execute the Earnest Money Escrow Agreement contemporaneously with the execution of this Agreement. If the purchase and sale of the Project is consummated in accordance with the terms and provisions of this Agreement, then the Deposit shall be applied fully to the Purchase Price at Closing and transferred to an account or accounts designated in writing by Seller. If Purchaser terminates this Agreement in accordance with Section 3.3, the Deposit shall be returned to Purchaser. In all other events, the Deposit shall be disposed of by the Title Company as provided in the Earnest Money Escrow Agreement.

2.2 The balance of the Purchase Price after deducting the Deposit shall be paid on Closing, plus or minus prorations and adjustments to be made pursuant to this Agreement, in good immediately available United States funds by wire transfer to a bank account or accounts to be designated in writing by the Title Company prior to the Closing for transfer to an account or accounts designated in writing by Seller.

Notwithstanding anything in this Agreement to the contrary, a portion of the Deposit in the amount of $100.00 shall be non-refundable and shall be distributed to Seller at Closing or other termination of this Agreement as full payment and independent consideration for Seller’s performance under this Agreement and for the rights granted to Purchaser hereunder. Such $100.00 independent consideration shall be deducted from any refund or delivery of the Deposit to Purchaser pursuant to this Agreement and shall simultaneously be distributed to Seller.

Section 3. Inspection Period.

3.1 Purchaser will have until June 14, 2012 (the “Inspection Period”) to perform physical inspections and other due diligence and to decide, in Purchaser’s sole discretion, whether the Project is satisfactory. Seller shall deliver all of the materials described on Exhibit “E” hereto and any other documents or other information in the possession of Seller or its agents pertaining to the Project (the “Property Information”) within two (2) business days after the Effective Date. Seller shall have an ongoing obligation during the pendency of this Agreement to provide Purchaser with any type of document or instrument described in Exhibit “E” which is created or modified in any respect after the commencement of the Inspection Period. All due diligence costs including, without limitation, all costs of building and site inspections, engineering, environmental and/or other reports or inspections undertaken by Purchaser, shall be paid for by Purchaser.

3.2 During the Inspection Period, Seller, upon notice, will provide Purchaser or its designated representatives access to the Property at reasonable times to conduct, at Purchaser’s sole cost and expense, its due diligence with respect to the Project; provided that, (i) such access shall be coordinated with a representative of Seller and accompanied by a representative of Seller, (ii) any entry into any Tenant’s space shall be subject to the terms of such Tenant’s Lease, (iii) Purchaser shall indemnify, defend and hold Seller harmless from and against all claims for costs, expenses, losses, damages and/or liabilities (collectively “Claims”) asserted against Seller arising from Purchaser’s due diligence activities on or about the Property, excluding from the foregoing indemnity any Claims relating to pre-existing conditions and/or the gross negligence or willful misconduct of Seller or any of Seller’s agents or representatives, (iv) Purchaser shall promptly repair any damage resulting from any such activities and restore the Property to its condition prior to such activities, (v) Purchaser shall fully comply with all applicable laws, ordinances, rules and regulations (collectively, the “Legal Requirements”), (vi) Purchaser shall not permit any inspections, investigations or other due diligence activities to result in any liens, judgments or other encumbrances being filed against the Property and shall, at its sole cost and expense, as promptly as possible but in no event more than ninety (90) days, discharge of record any such liens or encumbrances that are so filed or recorded, (vii) in no event shall Purchaser engage in any interaction or discussion with Seller’s lender with respect to this transaction; and (viii) Purchaser shall not permit any borings, drillings or samplings to be done on or at the Property without the prior written consent of Seller which may be withheld in Seller’s sole discretion. Purchaser’s liabilities under this Section shall survive the Closing or earlier termination of this Agreement.

3.3 On or before the expiration of the Inspection Period, Purchaser will have the right in its sole and absolute discretion to terminate this Agreement by giving written notice of termination to Seller. In the event Purchaser timely exercises its right to terminate this Agreement pursuant to this Section 3.3 or pursuant to any other Section that refers to this Section 3.3, (a) Purchaser shall receive a full return of the Deposit, (b) except for obligations that this Agreement expressly states survive termination, neither party shall have any further rights against the other hereunder, and (c) Purchaser shall promptly return to Seller all due diligence materials that Seller may have delivered to Purchaser pursuant to this Section 3.

Section 4. Title.

4.1 Purchaser shall accept good and indefeasible fee simple title to the Property subject only to the Permitted Exceptions (hereinafter defined in Section 4.1.1).

4.1.1. Purchaser will promptly order, if it has not previously done so, a title insurance commitment (“Title Commitment”) to be issued by the Title Company and an ALTA/ACSM “as-built” survey of the Property certified to the Title Company, Purchaser, Seller and Purchaser’s lender (“Survey”). Purchaser will cause copies of the Title Commitment, all documents of record which are listed as exceptions in the Title Commitment and the Survey (collectively, the “Title Materials”) to be delivered to Seller. Before the later of (i) ten (10) days after Purchaser’s receipt of all of the Title Materials, and (ii) the expiration of the Inspection

Period (“Title Review Period”), Purchaser shall furnish Seller with a written statement of objections, if any, to title to the Property (“Objections”). If an update or endorsement to the Title Commitment delivered to Purchaser or a revision to the Survey (“Title/Survey Update”) discloses a title or Survey matter that was not disclosed in the Title Commitment, on the Survey or in a previous Title/Survey Update, Purchaser may deliver to Seller, within five (5) days following Purchaser’s receipt of the Title/Survey Update (“Title/Survey Update Review Period”) a written Objection to such defect first disclosed on the Title/Survey Update accompanied by a copy of the Title/Survey Update. Purchaser shall be deemed to have agreed to accept title subject to all matters reflected in the Title Commitment and any Title/Survey Update and to the state of facts shown on the Survey, other than Objections that have been timely given and provided that, in no event shall Purchaser be deemed to have agreed to accept title subject to (i) monetary liens, encumbrances or security interests against Seller and/or the Property, to the extent arising by, through, under or on behalf of Seller; (ii) encumbrances that have been voluntarily placed against the Property by Seller after the Effective Date without Purchaser’s prior written consent and that will not otherwise be satisfied on or before the Closing; or (iii) exceptions that can be removed from the Title Commitment by Seller’s delivery of a customary owner’s title certificate or gap indemnity (all of the foregoing hereinafter collectively referred to as the “Seller’s Required Removal Items”). All title matters and exceptions set forth in the Title Commitment and any Title/Survey Update and the state of facts shown on the Survey which are not Objections, or which are thereafter deemed to be accepted or waived by Purchaser as hereinafter provided, other than the Seller’s Required Removal Items, are hereafter referred to as the “Permitted Exceptions”.

4.1.2. If Purchaser notifies Seller within the Title Review Period or the Title/Survey Update Review Period, as applicable, of Objections, then within five (5) business days after Seller’s receipt of Purchaser’s notice, Seller shall notify Purchaser in writing (“Seller’s Title Response Notice”) of the Objections which Seller agrees to satisfy at or prior to the Closing, at Seller’s sole cost and expense, and of the Objections that Seller cannot or will not satisfy. Failure by Seller to respond to Purchaser by the expiration of said five (5) business day response period shall be deemed as Seller’s election not to cure the Objections raised by Purchaser. Notwithstanding the foregoing, Seller shall, in any event, be obligated to satisfy Seller’s Required Removal Items. If Seller chooses not to satisfy all or any of the Objections that Seller is not obligated to satisfy, Seller shall notify Purchaser thereof within the allowed five (5) business day period, then Purchaser shall have the option to be exercised within five (5) business days following Purchaser’s receipt of the Seller’s Title Response Notice of either (i) terminating this Agreement by giving written notice of termination to Seller, whereupon the rights of the parties shall be as set forth in Section 3.3 hereof or (ii) electing to consummate the purchase of the Project, in which case Purchaser shall be deemed to have waived such Objections and such Objections shall become “Permitted Exceptions” for all purposes hereunder. Failure by Purchaser to respond to Seller by the expiration of said five (5) business day response period shall be deemed its election to waive the applicable Objection(s), which shall become “Permitted Exceptions”. If, at or prior to the Closing, Seller is unable or unwilling to satisfy any Objections that Seller has agreed to satisfy in Seller’s Title Response Notice, Purchaser shall have the option of either (i) terminating this Agreement by giving written notice of termination to Seller, whereupon the rights of the parties shall be as set forth in Section 3.3 hereof and Seller shall be obligated to reimburse Purchaser for its actual out-of-pocket costs and expenses in connection with its investigation of the Property and the transactions contemplated by this Agreement, or

(ii) closing this transaction in accordance with the terms and provisions hereof and accepting title in its then existing condition with all matters set forth in the Title Commitment or on the Survey (other than Seller’s Required Removal Items and Objections that Seller has cured) being deemed to be Permitted Exceptions.

4.1.3. It is a condition to Purchaser’s obligation to close that the Title Company shall issue an Owners’ Policy of Title Insurance (Texas Form T-1 (Rev. 2/1/2010)) to Purchaser in the amount of the Purchase Price, insuring that Purchaser has good and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions, showing that all requirements applicable to Seller have been satisfied, deleting all standard or general exceptions (including the standard survey exception and the standard parties in possession exception), showing that all taxes and assessments, which are due have been paid, and containing the endorsements (or revisions to Schedule B, as applicable) listed below (collectively, the “Title Policy”): access endorsement (T-23), survey modification (P-2), restrictions, encroachments, and minerals endorsement (T-19.1), contiguity endorsement (T-25) (as applicable) and arbitration deletion.

4.2 In the event that Seller shall be unable or unwilling to convey title to the Property in the state hereinabove required, Purchaser shall at its election either (a) accept such title as Seller is able to convey without abatement or reduction of the Purchase Price or (b) terminate this Agreement, whereupon the rights of the parties shall be as set forth in Section 3.3 hereof and Seller shall be obligated to reimburse Purchaser for its actual out-of-pocket costs and expenses in connection with its investigation of the Property and the transactions contemplated by this Agreement. Except as provided above, Seller shall have no obligation or liability to Purchaser for any damages or other compensation which Purchaser may have sustained by reason of Seller’s inability to convey title in accordance with the terms of this Agreement. Notwithstanding anything to the contrary herein contained, Seller shall not be required to bring any action or proceeding or take any other steps to remove any defects in or objections to title or to expend any monies therefor; provided, however, Seller shall be required to satisfy Seller’s Required Removal Items.

Section 5. Closing Date. Provided that all of the conditions to Purchaser’s obligation to close shall be satisfied, the sale contemplated by this Agreement shall be consummated and closed through an escrow arrangement with the Title Company on June 22, 2012 (“Closing Date”); however, in addition to Purchaser’s and Seller’s rights to extend the Closing Date otherwise specifically set forth in this Agreement, Seller shall have the right to extend the Closing Date to any business day after the originally scheduled Closing Date through and including July 2, 2012, by delivery of written notice to Purchaser and the Title Company no later than two (2) business days prior to the originally scheduled Closing Date. The terms and conditions of such escrow arrangement shall be consistent with the terms of this Agreement and shall otherwise be reasonably acceptable to Seller, Purchaser and the Title Company. The consummation and the closing of the purchase and sale of the Project as contemplated by this Agreement are herein referred to as the “Closing”.

Section 6. “AS IS”. Purchaser shall make such investigations and inspections of the Project and the books and records relating thereto as allowed herein to satisfy itself as to all matters relating to its purchase of the Project. Except as otherwise expressly set forth herein,

Purchaser shall purchase the Project “AS IS, WHERE IS AND WITH ALL FAULTS”, at the Effective Date, subject to normal wear and tear until Closing and subject to casualty damage as herein provided.

This Agreement and the Exhibits and Schedules attached hereto contain all the terms of the agreement entered into between the parties, and Purchaser acknowledges that neither Seller nor any representatives of Seller has made any representations or held out any inducements to Purchaser, other than those herein expressed. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties (and neither Seller nor its representatives made any representations or warranties) other than as expressly set forth herein, in either case express or implied, as to (i) the current or future real estate tax liability, assessment or valuation of the Property; (ii) the potential qualification of the Property for any and all benefits conferred by federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated; (iii) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Property from any source, including but not limited to, state, city, or federal government or any institutional lender; (iv) the physical condition of the Property; or (v) compliance with any applicable law, rule or regulation, building code, zoning code and Environmental Law (defined in Section 8.1.14).

Nothing in this Section 6 shall be deemed to limit (i) Seller’s liability as expressly provided in this Agreement with respect to Seller’s representations, warranties, covenants and indemnities that survive the Closing or (ii) Seller’s liability under the documents executed and delivered by Seller at the Closing.

The provision of this Section 6 shall survive the Closing and conveyance of title to the Property.

Section 7. Satisfaction of Liens. If at the Closing there are any liens on the Property which Seller is obligated under the terms of this Agreement to pay and discharge, Seller or Purchaser shall have the right to instruct the Title Company to use any cash portion of the Purchase Price to satisfy the same. Provided that Seller shall have delivered to the Title Company at or before the Closing acceptable pay-off letters from any lien holders verifying the amounts to be paid at Closing to satisfy and release such liens of record and Seller authorizes the Title Company to use the Purchase Price (or a portion thereof) to pay such liens, then the existence of any such liens to be satisfied and released out of the Purchase Price shall not be deemed Objections to title.

Section 8. Representations, Warranties and Covenants.

8.1 Seller hereby represents, warrants and covenants for the sole, exclusive and limited benefit of Purchaser as of the Effective Date and as of the Closing as follows:

8.1.1. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Texas and is entitled to and has all requisite power and authority to own and operate its assets as they are presently owned and operated, to enter into this Agreement and to carry out the transactions contemplated hereby.

8.1.2. The execution of this Agreement by Seller, the consummation of the transactions herein contemplated, and the execution and delivery of all documents to be executed and delivered by Seller, have been or will be duly authorized by all requisite action on the part of Seller.

8.1.3. Neither the execution of this Agreement nor the carrying out of the transactions contemplated herein will result in any violation of or be in conflict with the instruments pursuant to which Seller was organized and/or operates, or, to Seller’s knowledge, any applicable law, rule or regulation of any Governmental Authority, or of any instrument or agreement to which Seller is a party.

8.1.4. Seller owns fee title to the Property, subject to all matters appearing of record and affecting the Property, and, upon execution and delivery of the closing documents, Purchaser will have good and indefeasible title to the Property, subject to the Permitted Exceptions. The Property is assessed as one or more tax lots that are separate and distinct from any other tax lots. All utilities serving the Property are installed and operating and all installation and connection charges have been paid in full.

8.1.5. Attached hereto as Schedule “1.5” is the Lease Schedule which (a) identifies all Tenant Leases in effect at the Project, (b) contains a list of all Lease documents including the original leases, amendments, side letter agreements and guaranties, and (c) contains a rent roll, aged receivables report and list of Tenant security deposits.

There are no Leases or other tenancies for any space in the Property other than those set forth on the Lease Schedule. Seller has delivered (or will promptly deliver after request by Purchaser to the extent in Seller’s possession or control), true, correct, complete and legible copies of each Lease (including all guarantees, amendments, letter agreements, addenda and/or assignments thereof) and subleases, if any, and any other agreements between Seller (or any affiliate of Seller) and a Tenant (or any affiliate of Tenant) described in the Lease Schedule.

Except as expressly set forth on the Lease Schedule:

(A) no Tenant has made any written claim or, to Seller’s knowledge, has any other claim, whether or not in writing: (i) that Seller has defaulted in performing any of its obligations under any of the Leases which has not heretofore been cured, (ii) that any condition currently exists which with the passage of time or giving of notice, or both, would constitute any such default, (iii) that such Tenant is currently entitled to any reduction in, refund of, or counterclaim, offset, allowance, credit, rebate, concession or deduction against, or is otherwise disputing, any rents or other charges paid, payable or to become payable by such Tenant, including, but not limited to, CAM and other similar charges, or (iv) that such Tenant is currently entitled to cancel its Lease or to be relieved of its operating covenants thereunder. No Tenant has given Seller any written notice of its intention to terminate its Lease or requesting a reduction or abatement of rent or requesting consent to assign or terminate its Lease;

(B) all of the Leases are valid and are in full force and effect in accordance with their terms, and, to Seller’s knowledge, there is no default by the landlord or by any Tenant thereunder. Seller has not sent a notice of termination with respect to any of the Leases;

(C) the Leases have not been modified, amended or supplemented and there are no other agreements or commitments (oral or written) between Seller and any of the Tenants;

(D) (i) no construction, alteration, decoration or other work remains to be performed under any Lease by the landlord thereunder and (ii) all construction allowances or other sums to be paid to any Tenants have been paid. There are no written promises, understandings or commitments between Seller and any person or entity with respect to the foregoing which would be binding upon Purchaser other than those contained in the documents comprising the Leases listed in Schedule “1.5” hereof;

(E) all brokerage commissions and other compensation and fees payable by reason of the Leases (including, without limitation, any renewals or expansions) have been fully paid. There exists no exclusive or continuing leasing or brokerage agreements as to any premises in the Property;

(F) no Tenant has paid any rent for any period of more than thirty (30) days in advance;

(G) each Tenant is now in possession of the premises leased to it under its Lease;

(H) to Seller’s knowledge, none of the Tenants has (1) filed a petition in bankruptcy in any federal or state court, (2) been the subject of a bankruptcy petition filed in any federal or state court that has not been dismissed or (3) has made an assignment for the benefit of creditors of all or a substantial portion of its assets;

(I) no renewal, extension or expansion options have been granted to any Tenant, except as set forth in such Tenant’s Lease;

(J) Seller has the sole right to collect rent under each Lease and such right has not been assigned, pledged, hypothecated, or otherwise encumbered in any manner that will survive the Closing;

(K) neither Seller nor any affiliate of Seller has made a loan or other advance to, or has any ownership interest in, any Tenant or any affiliate of any Tenant;

(L) except for any security deposits as shown on Schedule “1.5”, there are no security deposits that have been deposited with Seller or otherwise chargeable to Seller’s account by any party under the Leases;

(M) no Tenant is entitled to any free rent periods or rental abatements, concessions and other inducements for any period subsequent to Closing; and

(N) Seller has had no discussions with any Tenant regarding modifying or terminating its respective Lease which has not been reduced to writing.

8.1.6. Attached hereto as Schedule “1.10” is a list of all Contracts. All amounts due and payable under the REAs (if any) and Contracts have been paid and Seller has not received written notice of default under any of the REAs or any of the Contracts nor, to Seller’s knowledge, are any parties in default under any of the REAs or any of the Contracts.

8.1.7. There are no actions, suits or other proceedings by any person, firm, corporation, Tenant or by any Governmental Authority now pending or, to Seller’s knowledge, threatened against or affecting the Project or any part thereof, except those which are described on Schedule “8.1.7” nor, to Seller’s knowledge, are there any investigations pending or threatened against or affecting the Project by any Governmental Authority, except those which are described on Schedule “8.1.7”.

8.1.8. Seller has no knowledge of any pending or threatened (a) eminent domain proceedings affecting the Property, in whole or in part, or (b) action or proceeding to change road patterns or grades which would affect ingress to or egress from the Property.

8.1.9. To Seller’s knowledge, there are no persons having any rights or asserting any claims for occupancy or possession of the Property, except Seller, the Tenants, as tenants only under the Leases, and parties having rights under the REA (if any), and no party has been granted by Seller any license, lease, or other right of possession of the Property, or any part thereof, except the Tenants under the Leases and parties having rights under the REA (if any). The Lease Schedule sets forth a list of all subtenants and concessionaires of Tenants and assignees of Tenants known to or approved by Seller.

8.1.10. Seller is not a foreign person (as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder).

8.1.11. On the Closing Date, there will be no contract or agreement in effect for the leasing or management of the Property for which Purchaser shall be bound.

8.1.12. All bills and claims for labor performed on behalf of Seller and materials furnished to Seller with respect to the Property for all periods prior to the Closing Date have been (or prior to the Closing Date will be) paid in full or, if not paid, Purchaser shall receive a credit against the Purchase Price in the amount of all such unpaid bills and/or claims and Purchaser shall be obligated to pay such amount after Closing.

8.1.13. Seller is not insolvent or bankrupt. Seller has not commenced (within the meaning of any federal or state bankruptcy law) a voluntary case, consented to the entry of an order for relief against it in an involuntary case, or consented to the appointment of a custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any federal or state bankruptcy law that is for relief against Seller in an involuntary case or appointed a custodian of Seller for all or any substantial part of its property.

8.1.14. Seller has not received any written notice from any Governmental Authority of the violation of any Environmental Laws (as hereinafter defined). To Seller’s knowledge, the Property is not in violation of any Environmental Laws in any material respect. To Seller’s knowledge, except for underground storage tanks specifically utilized in connection with the HEB fueling station located on the Property (the “HEB Fuel Center”), there are no underground storage tanks located on the Property and no underground storage tanks have been removed from the Property by Seller. To Seller’s knowledge, except for the storage and retail dispensing of motor fuel at the HEB Fuel Center by HEB, Seller has not engaged in any Environmental Activity (as hereinafter defined), nor has any Environmental Activity otherwise occurred, in violation of any applicable Environmental Law. To Seller’s knowledge, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any Governmental Authority are currently pending or threatened in connection with any Environmental Activity or alleged Environmental Activity. To Seller’s knowledge, Seller has no liability, absolute or contingent, in connection with any Environmental Activity. “Environmental Activity” means any actual, proposed or threatened storage, holding, existence, release, emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation of any Hazardous Materials in violation of Environmental Laws from, under, into or on the Property or otherwise relating to the Property or the use of the Property, or any other activity or occurrence that causes or would cause any such event to exist. “Environmental Laws” means all laws or regulations which relate to the manufacture, processing, distribution, use or storage of Hazardous Materials (as hereinafter defined). “Hazardous Materials” shall mean:

(a) Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in the: Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et. seq., as amended by the Superfund Amendments and Reauthorization Act or any equivalent state or local laws or ordinances; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et. seq., as amended by the Hazardous and Solid Waste Amendments of 1984, or any equivalent state or local laws or ordinances; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7 U.S.C. § 136 et. seq. or any equivalent state or local laws or ordinances; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et. seq.; the Emergency Planning and Community Right-to-Know Act (“EPCRA”), 42 U.S.C. § 11001 et. seq. or any equivalent state or local laws or ordinances; the Toxic Substance Control Act (“TSCA”), 15 U.S.C. § 2601 et. seq. or any equivalent state or local laws or ordinances; or the Occupational Safety and Health Act, 29 U.S.C. § 651 et. seq. or any equivalent state or local laws or ordinances;

(b) Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

(c) Any material waste or substance which is (A) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq. (33 U.S.C. § 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. § 1317) or (B) radioactive materials; and

(d) These substances included within the definitions of “hazardous substances”, “hazardous materials”, “toxic substances” or “solid waste” in the Hazardous Waste Management Act of 1978.

8.1.15. There are no utility deposits posted with respect to the Property, other than a $500.00 deposit with the City of Waxahachie with respect to water service to the Property. Purchaser and Seller acknowledge and agree that such amount is anticipated to be refunded to Seller when Seller closes its account on or after Closing.

8.1.16. All general real estate taxes, assessments and personal property taxes that have become due with respect to the Property (except for those that will be prorated at Closing) have been paid or will be so paid by Seller prior to or at Closing.

8.1.17. There are no options to purchase or rights of first refusal affecting or relating to the Property.

8.1.18. Except in connection with the performance of the Landlord Work (defined below), no construction agreements, contracts or plans or any agreements, contract or plans relating to any capital expenditures or repairs relating to the Property have been entered into on behalf of Seller. Seller has not entered into any undertakings or commitments with any Governmental Authority, which require the payment of money or the performance of any duty in connection with the ownership of the Property. Seller has not received any written notice from any Governmental Authority having jurisdiction over the Property or from any other person of and, to Seller’s knowledge, there does not exist any other obligation to any such Governmental Authority for the performance of any capital improvements or other work to be performed by Seller in or about the Property or donations of monies or land (other than general real estate taxes) which has not been completely performed and paid for.

8.1.19. To Seller’s knowledge, the Property Information delivered to Purchaser pursuant to Section 3.1 is true, correct and complete copies of the Property Information in Seller’s possession.

8.1.20. To Seller’s knowledge, no statement, certificate, schedule, list or other information supplied by or on behalf of Seller to Purchaser or its agents pursuant to this Agreement or in connection with the transactions contemplated by this Agreement did contain, or at the respective times such documents are delivered or become effective, will contain any untrue statement of a material adverse fact or did omit, or at the respective times such documents are delivered or become effective, will omit to state a material adverse fact necessary in order to make a statement contained therein not misleading in any material respect. Seller has not knowingly withheld any information within its possession or of which it is actually aware regarding the Property that would reasonably be considered by a purchaser to be material to that purchaser’s decision to purchase the Property.

Seller shall not be deemed to have breached any of the foregoing representations and warranties to the extent that changes have occurred between the Effective Date and Closing which are expressly permitted pursuant to the provisions of Section 9 and Purchaser shall have been advised in writing of such changes. Seller covenants to promptly inform Purchaser of any such changes. For example, any new Leases or Lease amendments entered into between the Effective Date and Closing shall not violate Section 8.1.5 hereof as long as they comply with Section 9.3.

Between the Effective Date and the Closing, Seller shall notify Purchaser if Seller becomes actually aware that any representations and warranties of Seller contained in this Section 8.1 fail to be true and correct. If any of the foregoing representations or warranties shall change in any way which would have a material adverse effect on Seller, the Property or the operation thereof, Purchaser shall have the right to terminate this Agreement within five (5) business days of receipt of notice of any such change. If Purchaser timely exercises its right to terminate this Agreement, it shall be deemed that Purchaser terminated this Agreement pursuant to Section 3.3 hereof and the rights of the parties shall be as set forth therein, and, to the limited extent Seller caused or knowingly permitted such a change in the foregoing representations and warranties, Seller shall be obligated to reimburse Purchaser for its actual out-of-pocket costs and expenses in connection with its investigation of the Property and the transactions contemplated by this Agreement.

In the event any representation or warranty of Seller shall fail to be true and correct in any material respect at the Closing Date, Purchaser shall have the right to terminate this Agreement by giving written notice of termination to Seller in which event the last sentence of the preceding paragraph shall apply, provided that if the misrepresentation can be cured by a readily ascertainable sum of money then Seller shall have the right, exercisable by written notice to Purchaser and the Title Company, to void the termination of this Agreement by Purchaser and, instead, Purchaser shall receive a credit against the Purchase Price for such sum, which credit shall be deemed to have cured the applicable misrepresentation.

As used in this Agreement, the term “Seller’s knowledge” means knowledge of Steve Seitz. Seller represents and warrants that Steve Seitz is the person within Seller’s organization having (i) direct responsibility for the day to day operation and management of the Property and (ii) the most comprehensive knowledge of the matters set forth in this Section 8.1.

8.2 Purchaser hereby warrants and represents for the sole, exclusive and limited benefit of Seller as of the Effective Date and as of the Closing, as follows:

(a) Purchaser is and will continue at all times to be until the Closing an entity, duly and validly existing in the state of its formation.

(b) The execution of this Agreement by Purchaser, the consummation of the transactions herein contemplated, and the execution and delivery of all documents to be executed and delivered by Purchaser, have been or will be, prior to the Closing, duly authorized by all requisite action on the part of Purchaser and this Agreement has been, and all documents to be delivered by Purchaser pursuant to this Agreement, will be, duly executed and delivered by Purchaser and is or will be, as the case may be, binding upon and enforceable against Purchaser in accordance with their respective terms;

(c) Neither the execution of this Agreement nor the carrying out by Purchaser of the transactions contemplated herein will result in any violation of or be in conflict with the instruments pursuant to which Purchaser was organized and/or operates, or any applicable law, rule or regulation of any Governmental Authority, or of any instrument or agreement to which Purchaser is a party and no consent or approval of any third party is required for the execution of this Agreement by Purchaser or the carrying out by Purchaser of the transactions contemplated herein.

8.3 The representations and warranties set forth in Sections 8.1 and 8.2 hereof shall survive the Closing, provided however, that any claim against Seller for a violation or alleged violation of Section 8.1 shall be asserted within one (1) year following the Closing in a written notice to Seller giving reasonable details of the claims and, if not so asserted within such time, Seller shall have no further liability with respect thereto. The provisions of the preceding sentence shall survive the Closing. Notwithstanding anything to the contrary contained herein, if prior to Closing, Purchaser has actual knowledge that any representation or warranty of Seller set forth in this Agreement including, without limitation, in Section 8.1, is not true, and nevertheless Purchaser proceeds to close the transaction, then Purchaser shall be deemed to have irrevocably and unconditionally waived its rights to assert any claim against Seller after the Closing with respect to any misrepresentation of which it had knowledge prior to the Closing.

Section 9. Operation of Property to Closing; Exclusivity.

9.1 From the Effective Date until the Closing or sooner termination of this Agreement, Seller covenants as follows: (a) Seller shall continue to operate the Project in the manner in which it presently operates the Project; (b) Seller will maintain the existing insurance covering the Property or if any of such policies is expiring such policies shall be replaced with new policies containing the same or substantially similar coverage; (c) Seller shall not place any mortgage or any other encumbrance, easement, covenant, condition, right-of-way or restriction on the Property or voluntarily take any action that materially and adversely affects title to the Property as same exists on the Effective Date and Seller will not remove any of the Fixtures unless it replaces the same with Fixtures of the same quality; (d) Seller will continue to maintain the Project in its present order and condition, make all necessary repairs and replacements thereto required to be made by Seller (including curing any governmental violations issued prior to the Effective Date (“Existing Violations”) by any Governmental Authority) and deliver the Project at the Closing in substantially the same condition it is in on the Effective Date, reasonable wear and tear and damage by fire or other casualty excepted, subject to the provisions in the last sentence of this Section 9.1; (e) Seller will give prompt written notice to Purchaser of any fire or other casualty affecting the Property after the Effective Date; (f) Seller will deliver to Purchaser, promptly after receipt by Seller, a copy of (i) all current written default and other material notices to and from Tenants; (ii) all current written default and other material notices from the service providers under any Contracts; and (iii) all written notices of any violations issued to Seller by Governmental Authorities with respect to the Property and any other material notices received from any Governmental Authority with respect to the Property; (g) Seller shall use commercially reasonable efforts to maintain in full force and effect the existing Approvals and timely apply for renewals of all such Approvals which will expire before the Closing; (h) Seller shall not alter, amend or become a party to any new Contract unless the Contract is terminable within thirty (30) days after the Closing of the Project and such termination can occur without penalty or other cost to Purchaser; (i) Seller shall not terminate any Lease; (j) Seller will not apply any security deposits held by Seller under any of the Leases; (k) Seller shall perform its obligations under all Leases, REAs and Contracts; (l) Seller shall not settle any condemnation claim or insurance casualty claim without Purchaser’s prior written consent not to be unreasonably withheld or delayed; and (m) Seller shall promptly notify Purchaser if Seller receives notice or knowledge of any information that would result in a misrepresentation under Section 8.1 hereof. If Seller is unable to cure any Existing Violation at or before the Closing, Seller shall have the right, in lieu of curing any such Existing Violation to deposit in escrow with the Title Company at Closing a sum of money sufficient to cure any such Existing Violation.

9.2 Seller covenants on or prior to the Closing to pay or satisfy all commissions or referral fees with respect to all Leases listed on Schedule “1.5” hereto. Seller shall also pay or satisfy, or make arrangements to pay or satisfy, any commission or referral fee with respect to any new Lease hereafter consented to in writing by Purchaser pursuant to the provisions of Section 9.3 hereof. The provisions of this Section shall survive Closing.

9.3 From the Effective Date until the Closing or sooner termination of this Agreement, Seller shall not enter into any new Lease without the prior written approval of Purchaser (which shall not be unreasonably withheld, delayed or conditioned) nor shall it amend, modify, extend or terminate any Lease or grant any rent abatement or concessions to existing tenants without the prior written approval of Purchaser (which shall not be unreasonably withheld, delayed or conditioned) unless such new Lease, renewal of a Lease or amendment, modification or termination or rent abatement or concession is expressly provided for in an existing Lease as of the Effective Date and Seller provides Purchaser with written notice of its intent to amend, modify, extend or terminate such Lease. Seller shall notify Purchaser of any proposed amendment, modification or termination of a Lease or any proposed new Lease in writing, including the identity of the proposed tenant, together with a summary of the terms thereof in reasonable detail, and Purchaser shall notify Seller in writing within five (5) business days of receipt of its consent thereto or of any objections thereto together with the reasons therefor. In the event Purchaser shall not notify Seller whether or not Purchaser consents to any such amendment, modification or termination of a Lease or any such new Lease within five (5) business days following Purchaser’s receipt of Seller’s notification thereof, such amendment, modification or termination of a Lease or such new Lease shall be deemed approved by Purchaser. Between the Effective Date and Closing or the earlier termination of this Agreement, Seller will not, without obtaining Purchaser’s prior written consent thereto, consent to any request by a Tenant for permission to assign its Lease or sublet its leased premises (or any part thereof) to the extent Seller, as landlord, has the right to approve or consent to such assignment or subletting and, to the extent the withholding of any such approval or consent by Seller, as landlord, under the applicable Lease would not cause Seller to be in violation of the terms of such Lease.

9.4 From the Effective Date until the Closing or sooner termination of this Agreement, Seller agrees that neither Seller nor any agent, partner or subsidiary or affiliate of Seller shall be permitted to accept or entertain offers, negotiate, solicit interest or otherwise enter into discussions involving the sale, joint venture, disposition or other transaction involving the Property; provided, however, Seller may, at any time, (a) engage in discussions with Seller’s lender or other prospective lenders regarding financing the Property in the event the transaction contemplated by this Agreement fails to close as provided herein, and (b) engage in discussions with any current joint venture parties with respect to the transaction contemplated by this Agreement or the financing described in subsection (a) above.

Section 10. Conditions to Obligations to Close. The obligations of Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment of the following conditions (“Purchaser’s Conditions”), any of which may be waived by Purchaser in its sole and absolute discretion:

10.1 The representations and warranties of Seller made herein shall be true and correct in all material respects, Seller shall have performed all covenants and agreements made herein and Seller shall have delivered to Purchaser all of the closing documents required pursuant to Section 11.1 hereof.

10.2 Purchaser’s receipt of the Required Tenant Executed Estoppels (as hereinafter defined).

10.3 An unconditional and irrevocable agreement by the Title Company to issue the Title Policy.

10.4 Delivery of possession of the Property to Purchaser subject only to the Permitted Exceptions and to the rights of Tenants under the Leases, as tenants only.

10.5 If there are REAs which affect the Property, receipt of an executed estoppel certificate from the other parties to the REAs in the form of Exhibit “C-8” attached hereto and made a part hereof (collectively, the “REA Estoppels”); provided, however that if the REA Estoppels have not been received on or before Closing, Seller agrees to provide Purchaser at Closing with a REA Estoppel executed by Seller for each party that Seller does not provide Purchaser with a REA Estoppel (collectively, the “Required Seller Estoppels”). Seller agrees to forward any REA Estoppels received by Seller from any party to the REAs to Purchaser within three (3) business days after Seller’s receipt of same. This Section 10.5 shall survive Closing.

10.6 As of the Closing Date, no Tenant shall have (a) filed a petition in bankruptcy, (b) been adjudicated insolvent or bankrupt, (c) petitioned a court for the appointment of any receiver of or trustee for it or any substantial part of its property, (d) commenced any proceeding under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (e) become the subject of an involuntary bankruptcy petition, (f) vacated its leased premises, or (g) had its Lease terminated. There shall not have been commenced and be pending against any Tenant any proceeding of the nature described in the first sentence of this subparagraph. No order for relief shall have been entered with respect to any Tenant under the Federal Bankruptcy Code.

10.7 Delivery to Purchaser of evidence that any existing management agreement and/or leasing agreement entered into by Seller with respect to the Property has been terminated.

10.8 Delivery to Purchaser of copies of any existing warranties for the Property, which warranties shall be re-issued in Purchaser’s name, at Seller’s sole cost and expense, if Seller does not have the right to assign same without the consent of the applicable warranty companies; provided, however that if the warranties have not been received or have not been re-issued in Purchaser’s name on or before Closing, Seller shall thereafter diligently and in good faith endeavor to obtain and deliver to Purchaser the warranties which shall be re-issued in Purchaser’s name. This Section 10.8 shall survive Closing.

10.9 Completion by Seller on or before the Closing Date of the Parking Lot Repairs (as defined in the First Amendment [as defined in the Lease Schedule]) in accordance with the terms of the First Amendment. In the event Seller has failed to complete the Parking Lot Repairs by the originally scheduled Closing Date, Purchaser shall have the right to extend the Closing Date to any business day up to and including July 2, 2012, by delivery of written notice to Seller and Title Company no later than two (2) business days prior to the originally scheduled Closing Date. If Purchaser has exercised its right to extend the Closing Date as provided in the preceding sentence, but the Parking Lot Repairs remain incomplete as of July 2, 2012, Seller shall deliver to Purchaser a post-closing escrow holdback agreement (the “Post-Closing Agreement”) executed by Seller pursuant to which Purchaser and Seller agree to, among other things, (a) require Seller to diligently complete the Parking Lot Repairs; and (b) escrow an amount equal to One Hundred Fifteen Percent (115%) of the estimated cost to complete the Parking Lot Repairs, which cost shall be estimated by Seller’s general contractor or architect, subject to Purchaser’s reasonable approval, with the escrowed funds to be utilized by the party which actually completes the Parking Lot Repairs. The parties shall negotiate the form of the Post-Closing Agreement in good faith prior to the extended Closing Date, and in the event the Post-Closing Agreement is not finalized as of the extended Closing Date, either party may further extend the Closing Date for up to ten (10) days to allow for the full negotiation of the Post-Closing Agreement.

In the event any of the Purchaser’s Conditions shall not be satisfied as of the Closing Date, Purchaser shall have the right to terminate this Agreement by giving written notice to Seller and receive a return of the Deposit and any amount owing under Section 16.2 hereof, whereupon neither party shall have any further rights or obligations hereunder except for any provisions of this Agreement that expressly survive termination.

Section 11. Closing Documents.

11.1 At the Closing, Seller shall deliver the following documents to the Title Company except for the Leases, Contracts and materials referred to in Section 11.1.15, as to which delivery at Closing shall be coordinated with Purchaser:

11.1.1. a special warranty deed executed by Seller and acknowledged before a notary public and in the form of Exhibit “C-1” attached hereto and made a part hereof, conveying fee title to the Property to Purchaser subject only to the Permitted Exceptions;

11.1.2. a certified schedule executed by Seller in the form of the Lease Schedule attached hereto as Schedule “1.5” updating and recertifying the information set forth in the Lease Schedule attached hereto as Schedule “1.5”;

11.1.3. assignments of Seller’s interest in all the Leases in the form of Exhibit “C-2” attached hereto and made a part hereof executed by Seller;

11.1.4. a notice to all Tenants advising them of the transfer of title to the Property in the form of Exhibit “C-3” attached hereto and made a part hereof executed by Seller;

11.1.5. bill of sale in the form of Exhibit “C-4” attached hereto and made a part hereof executed by Seller;

11.1.6. an assignment transferring Seller’s right, title and interest in and to Warranties, Approvals and Intangibles, if any, in the form of Exhibit “C-5” attached hereto and made a part hereof executed by Seller;

11.1.7. a certificate in the form of Exhibit “C-6” attached hereto and made a part hereof executed by Seller;

11.1.8. a FIRPTA Affidavit executed by Seller stating that Seller is not a foreign person (as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder);

11.1.9. an assignment of the Contracts (other than those that Purchaser has elected not to assume), in the form of Exhibit “C-7” attached hereto and made a part hereof executed by Seller;

11.1.10. a notice letter in the form of Exhibit “C-8” attached hereto and made a part hereof executed by Seller to each vendor under a Contract being assigned advising the vendor of the transfer of the Property and the assignment and assumption of the applicable Contract with stamped addressed envelopes and completed certified mail return receipt cards;

11.1.11. a closing statement setting forth the Purchase Price and all closing credits and adjustments expressly provided for in this Agreement (“Closing Statement”) executed by Seller;

11.1.12. such authorization documentation of each party comprising Seller and such other instruments and documents executed by Seller (including without limitation, an owner’s title certificate and gap indemnity) as shall be reasonably required by the Title Company to consummate this transaction;

11.1.13. such other instruments and documents which shall be necessary in connection with the transaction contemplated herein and which do not impose, create, or potentially create any liability or expense upon Seller not expressly required under this Agreement;

11.1.14. to the extent not previously delivered by Seller to Purchaser, the Tenant Executed Estoppels, the REA Estoppels (if any) and any other documents contemplated by Section 10;

11.1.15. to the extent not previously delivered by Seller to Purchaser, (a) records and files which are in Seller’s possession or control relating to the current operation and maintenance of the Project, including, without limitation, current tax bills, current water, sewer, utility and fuel bills, payroll records, billing records for Tenants, repair and maintenance records and the like which affect or relate to the Project, (b) all documents necessary to conduct 2012 Tenant reconciliations as described in Section 14 hereof, (c) all architectural and engineering plans and specifications relating to the Property in Seller’s possession or control, and (d) all original Leases and Contracts, Approvals, and Warranties. Seller’s obligation to provide the files and materials listed herein shall survive the Closing;

11.1.16. the Leasing Agreement (as defined below), executed by Seller; and

11.1.17. the Management Agreement (as defined below), executed by Seller.

Seller shall diligently and in good faith endeavor to obtain and deliver to Purchaser no later than five (5) business days prior to the Closing estoppel certificates in the form of Exhibit “D-1” attached hereto and made a part hereof (or in such form as may be prescribed under any Lease or in the customary form used by any Tenant that is a regional or national retailer (including HEB), provided same are certified to Purchaser, Purchaser’s lender and their respective successors and assigns) (“Estoppel Certificate”), duly executed by each of the Tenants of the Property dated within thirty (30) days of the Closing Date. Estoppel Certificates that (1) are dated not more than thirty (30) days prior to the Closing Date, (2) have all blanks completed or marked not applicable, as appropriate, (3) have all exhibits completed and attached, as applicable, (4) do not indicate (x) any material discrepancy from the Property Information, (y) any Lease amendment, assignment or subletting that was not previously provided by Seller to Purchaser pursuant to Section 3.1 and which is not reasonably acceptable to Purchaser, or (z) any material and adverse claim or landlord default, and (5) if the Tenant’s obligations under the applicable Lease have been guaranteed by another person or entity, also cover such guaranty and are also signed by the guarantor(s) (items (1)-(5) being collectively referred to herein as the “Estoppel Requirements”) are herein referred to as the “Tenant Executed Estoppels”. In the event that Seller shall not have obtained Tenant Executed Estoppels from Tenants comprising at least eighty-five (85%) of the rental income generated from Tenants of the Center which must include, without limitation, Tenant Executed Estoppels from those Tenants listed on Exhibit “D-2” annexed hereto (collectively, the “Required Tenant Executed Estoppels”) at the Closing, either party shall have the right to terminate this Agreement by giving written notice of termination to the other party on or before the Closing Date, whereupon the provisions of Section 3.3 hereof with respect to a termination shall apply and, in addition, if such termination is at Seller’s election, Purchaser shall have the right to recover from Seller Purchaser’s actual out-of-pocket costs and expenses (including attorneys’ fees) in connection with its execution of this Agreement and its investigation of the Property and the transaction contemplated by this Agreement. In the event neither party elects to terminate this Agreement on or before the Closing Date and one of the Tenant Executed Estoppels not obtained by Seller is the HEB Estoppel Certificate, the Closing Date shall automatically adjourn for a period not exceeding ten (10) days to allow Seller additional time to obtain the Required Tenant Executed Estoppels. If, at the expiration of such 10-day extended period, Seller has not obtained the Required Tenant Executed Estoppels,

Purchaser shall have the right to terminate this Agreement by giving written notice of the termination to Seller on or before the expiration of such 10-day period. Seller agrees to forward any Tenant Executed Estoppels received by Seller from a Tenant to Purchaser within three (3) business days after Seller’s receipt of same.

11.2 At the Closing, Purchaser shall deliver the following documents in addition to payment of the balance of the Purchase Price:

11.2.1. evidence reasonably satisfactory to Seller of Purchaser’s authority to execute and deliver this Agreement and the documents to be delivered by it pursuant thereto;

11.2.2. an instrument of assumption of all of Seller’s obligations under the Leases in the form of Exhibit “C-1” executed by Purchaser;

11.2.3. an instrument of assumption of all of Seller’s obligations under those Contracts being assumed by Purchaser, in the form of Exhibit “C-6” executed by Purchaser;

11.2.4. a closing statement executed by Purchaser;

11.2.5. the Leasing Agreement, executed by Purchaser;

11.2.6. the Management Agreement, executed by Purchaser; and

11.2.7. such other instruments or documents which shall be necessary in connection with the transaction herein contemplated and which do not impose, create, or potentially create any liability or expense upon Purchaser not expressly required under this Agreement.

Section 12. Brokerage. Seller and Purchaser mutually represent and warrant to each other that there are no brokers involved in this transaction. Seller and Purchaser shall indemnify, defend and hold harmless the other against any costs, claims or expenses, including reasonable attorneys’ fees, arising out of the breach of their respective representations and/or agreements hereunder. The provisions of this Section shall survive the Closing.

Section 13. Notices. All notices or other communications hereunder to either party shall be (i) in writing and shall be deemed to be given on the earlier to occur of (a) actual receipt or (b) the third business day after deposit of both the original and copy as provided below in a regularly maintained receptacle for the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as provided hereinafter, and (ii) addressed:

If to Purchaser:	Series C, LLC
c/o Cole Real Estate Investments
2325 East Camelback Road
Suite 1100
Phoenix, Arizona 85016
Attention: Legal Department – Real Estate
Facsimile Number: 480-449-7012

With a copy to:	Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004
Attention: J. Craig Cartwright
Facsimile Number: 602-382-6070

If to Seller:	Lincoln Waxahachie, Ltd.
c/o Lincoln Property Company
2000 McKinney Avenue
Dallas, Texas 75201
Attention: Robert Dozier
Facsimile Number: 214-740-3313

With a copy to:	Condon Thornton Sladek Harrell PLLC
8080 Park Lane
Suite 700
Dallas, Texas 75231
Attention: William Sladek
Facsimile Number: 214-691-6311

Notices may also be given by overnight courier service, in which event, the notice shall be deemed delivered on the next business day.

Section 14. Prorations and Costs.

14.1 Prorations. Purchaser and Seller shall apportion as of 11:59 p.m. (Waxahachie, Texas time) on the day preceding the Closing, the items hereinafter set forth. Any errors or omissions in computing apportionments at Closing shall be promptly corrected. The obligations set forth in this Section 14 shall survive the Closing. The items to be adjusted are:

14.1.1. city, state, county, school, ad valorem taxes and other assessments for the fiscal year of sale; should such proration be inaccurate based on the actual millage set forth on the ad valorem tax bill if the current tax bill has not been received by the date of the Closing, either party may demand after the date of Closing, that such taxes and assessments be reprorated based on the actual bill and shall be entitled to receive upon demand, any amount owing to such party based on such reproration;

14.1.2. all base rent, percentage rent and additional rent and similar charges (collectively, the “Rent”) to the extent collected by Seller. To the extent that Seller receives any base rent, percentage rent and/or other additional rent or other charges after the Closing, the same shall be immediately applied in accordance with the terms of this Section 14.1.2 and, if applicable, delivered to Purchaser. Any base rent, additional rent or other charges received from a Tenant after the Closing shall be applied in the following order of priority:

(1) First, to any rents then owing for any calendar month or months following the calendar month in which the Closing occurred; and

(2) Second, to the rents owing for the calendar month in which the Closing occurred; and

(3) Third, to rents owing for any calendar month or months preceding the calendar month in which the Closing occurred until the Tenant, under the applicable Lease, is current.

For a period of one hundred eighty (180) days after the Closing, Purchaser shall bill Tenants for all amounts due under their Leases accruing prior to the Closing (including, without limitation, base rent, additional rent, percentage rent or other Tenant charges for the year 2012) and shall use reasonable efforts to collect from Tenants any base rent, additional rent, percentage rent or other tenant charges owing with respect to the period prior to the Closing. To the extent delinquent amounts for base rents, additional rents, percentage rents and other tenant charges for the period prior to the Closing (“Delinquent Rents”) are collected by Purchaser, subject to clauses 1, 2 and 3 above, such amounts, net of reasonable costs of collection, including without limitation, reasonable attorney’s fees, shall be paid to Seller no later than thirty (30) days following the date on which such amounts have been received by Purchaser or its agent. Purchaser shall not be obligated to expend any funds or commence legal proceedings to collect any Delinquent Rents. In no event shall Seller commence any legal proceedings against any Tenant after the Closing with respect to any Delinquent Rents.

At Closing, percentage rents shall be separately apportioned based on the percentage rents actually collected by Seller. Such apportionment shall be made separately for each Tenant who is obligated to pay percentage rent on the basis of the fiscal year set forth in the Tenant’s Lease for the determination and payment of percentage rent. Any percentage rent received from a Tenant after the Closing shall be applied as follows: (a) Purchaser shall be entitled to a prorata portion of such percentage rent payment based on the number of days within the applicable percentage rent fiscal year period that Purchaser owned the Project and (b) Seller shall be entitled to a prorata portion of such percentage rent payment based on the number of days within the applicable percentage rent period that Seller owned the Project.

No later than May 15, 2013 (the “Final Adjustment Date”), Seller and Purchaser shall make a final adjustment in accordance with the provisions of this Section 14.1 of percentage rent and other items of additional rents for which final adjustments or prorations could not be determined at the Closing, if any, because of the lack of actual statements, bills or invoices for the current period, the year-end adjustment of common area maintenance, taxes and like items, the unavailability of final sales figures or amounts for percentage rent or any other reason. Any net adjustment in favor of Purchaser or Seller is to be paid in cash by the other no later than thirty (30) days after such final adjustment has been made.

14.1.3. To the extent Tenants pay monthly estimates of common area maintenance charges, central plant charges, taxes and similar expenses (collectively, “Charges”) with an adjustment at the end of each fiscal year applicable to Charges, they shall be prorated in accordance with this Section. Until the adjustment described in this Section is made, all amounts received by Seller as interim payments of Charges before the Closing Date shall be retained by Seller, except that all interim payments received by either party for the month in which the Closing Date occurs shall be prorated as between Seller and Purchaser based upon the number of days in that month and the party receiving the interim payment shall remit to (if received on or after the Closing Date) or credit (if received before the Closing Date) the other party its proportionate share. All amounts received by Purchaser as interim payments of Charges on or after the Closing Date shall be retained by Purchaser until year end adjustment and determination of Seller’s allocable share thereof except to the extent provided in Section 14.1.2 above. No later than the Final Adjustment Date, Seller’s allocable share of actual Charges for Leases in effect as of the Closing Date shall be determined by multiplying the total payments due from each Tenant for such fiscal year (the sum of estimated payments plus or minus year-end adjustments) by a fraction, the numerator of which is Seller’s actual cost of providing common area maintenance services and taxes (as the case may be) prior to the Closing Date (within that portion of the fiscal year in which the Closing Date occurs in which the applicable Lease is in effect), and the denominator of which is the cost of providing such services and paying such taxes for the entire fiscal year (or that portion of the fiscal year in which the applicable Lease is in effect). If, on the basis of amounts actually incurred and the estimated payments received by Seller prior to the Closing Date, Seller has retained amounts in excess of its allocable share, it shall remit, within thirty (30) days after notice from Purchaser of the excess owed Purchaser, such excess to Purchaser. Upon receipt of such excess from Seller, Purchaser shall coordinate the refund of such amounts to the applicable Tenants. If, on the basis of the foregoing amounts, Seller has retained less than its allocable share, Purchaser shall remit, within thirty (30) days after notice from Seller of the amount owed Seller, such amount to Seller to the extent received from the Tenants of the Property; provided, however that during such 30-day period, Purchaser shall use reasonable efforts to collect from Tenants any such amounts that may be due Seller pursuant to the immediately preceding sentence.

14.1.4. All other income and all operating expenses of the Project for the assumed Contracts and public utility charges and charges and/or payments under the REAs (if any) with respect to the Project shall be prorated at the Closing effective as of the Closing Date, and appropriate cash adjustments shall be made by Purchaser and Seller. Seller and Purchaser shall cooperate to arrange for final utility readings as close to the Closing Date as possible and the issuance of a final bill to Seller with Purchaser being designated the billing party in lieu of Seller for all utilities that may be in the name of Seller from and after the Closing Date. Notwithstanding anything herein to the contrary, the management agreement and leasing agreement, if any, for the Property shall be terminated as of the Closing Date and there shall be no apportionment of any fees or charges thereunder.

14.1.5. At Closing, any prepaid rents attributable to periods from and after the Closing Date and security deposits under the Leases (together with any interest accrued thereon) shall be transferred to Purchaser either directly or by way of a credit in favor of Purchaser.

14.1.6. If, at Closing, the Property or any part thereof shall have been affected by an assessment or assessments, which are or may become payable in annual installments, of which the first installment is then a charge or lien, then for the purposes of this Agreement, all the unpaid installments of any such assessment due and payable in calendar years prior to the year in which the Closing occurs shall be paid by Seller and all installments becoming due and payable after the Closing shall be assumed and paid by Purchaser, except, however, that any installments which are due and payable in the calendar year in which the

Closing occurs shall be adjusted pro rata. However, if such an assessment or assessments shall be due in one lump sum payment, then to the extent such assessment(s) is for improvements in place as of the date of this Agreement, then such assessment(s) shall be paid by Seller but if such assessment(s) is for improvements to be made subsequent to the date of Closing, then the same shall be paid by Purchaser.

14.1.7. To the extent at Closing there are any unpaid tenant improvement allowances or costs or brokers’ commissions for Leases entered into prior to the Closing Date (“Unpaid TI/LC”), Seller shall credit Purchaser the estimated amount of Unpaid TI/LC at Closing, and Purchaser shall thereafter be obligated to pay directly to the applicable parties the applicable amounts from the Unpaid TI/LC credited to Purchaser. To the extent the credit provided to Purchaser at Closing for any Unpaid TI/LC shall be less than the actual amount of such Unpaid TI/LC, Seller shall be obligated to pay Purchaser the difference upon promptly following the final determination of the Unpaid TI/LC. To the extent the credit provided to Purchaser at Closing for any Unpaid TI/LC is more than the actual amount of such Unpaid TI/LC, Purchaser shall be obligated to pay Seller the difference promptly following the final determination of the Unpaid TI/LC.

14.1.8. For each Lease entered into prior to the Effective Date and under which the rent commencement date has not occurred as of the Closing Date, Purchaser shall receive a credit against the Purchase Price at Closing in the amount of any Rent that would have been due under such Lease for the period from the Closing Date through the date of rent commencement under such Lease had the obligation to commence paying Rent been in effect on the Closing Date. To the extent that the rent commencement date under any such Lease has not been determined as of the Closing Date, the credit with respect to such Lease shall be based on a reasonable estimate of the rent commencement date and, once the actual rent commencement date has been determined, Seller and Purchaser shall promptly adjust the amount credited and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment.

14.1.9. At Closing, Purchaser shall receive a credit against the Purchase Price for (i) amounts paid to Seller by Tenants, merchants and other associations for promotional funds, and other similar contributions or payments, and (ii) all funds held by Seller with respect to outstanding gift certificates.

14.2 Purchaser’s Costs. Purchaser will pay:

14.2.1. The fees and disbursements of Purchaser’s counsel, inspecting architect, engineer, environmental consultant and other consultants, if any;

14.2.2. One-half (1/2) of any closing escrow fees of the Title Company;

14.2.3. The cost of the Survey;

14.2.4. The cost of all premiums for any endorsements, modifications or deletions to the Title Policy requested by Purchaser; and

14.2.5. Any costs relating to any financing obtained by Purchaser (including, without limitation, any mortgage taxes and any additional title premiums (in excess of what Seller is obligated to pay under Section 14.3.4) resulting from obtaining a loan title policy.

14.3 Seller’s Costs. Seller will pay:

14.3.1. The fees and disbursements of Seller’s counsel;

14.3.2. One-half (1/2) of any closing escrow fees of the Title Company;

14.3.3. The cost of any survey obtained by Seller;

14.3.4. The cost of the basic premium for the Title Policy;

14.3.5. The cost of releasing all liens, judgments and other encumbrances that are to be released under this Agreement and of recording such releases; and

14.3.6. Any transfer taxes, documentary stamps or recording fees and transfer taxes relating to the conveyance of the Property to Purchaser.

Section 15. Damage or Destruction Prior to Closing and Condemnation.

15.1 If prior to the Closing the Property is damaged or destroyed, but not materially damaged or destroyed, by fire or other casualty, Purchaser shall be required to perform this Agreement and shall be entitled to the net casualty insurance proceeds payable to Seller with respect thereto under the policies of insurance maintained by Seller and a credit against the Purchase Price in the amount by which the cost of repair and restoration of such damage or destruction as estimated by the engineer or contractor selected by Seller and Purchaser exceeds the sum of such net casualty insurance proceeds and any payment or contribution obligation of any Tenants under the Leases. If the Property is materially damaged or destroyed by fire or other casualty, Purchaser may terminate this Agreement on written notice to Seller given within ten (10) business days after receiving notice of the occurrence of such fire or casualty. If Purchaser shall exercise such option to terminate, it shall be deemed that Purchaser terminated this Agreement pursuant to Section 3.3 and the rights of the parties shall be as set forth therein. If Purchaser does not exercise such option to terminate, this Agreement shall remain in full force and effect in accordance with its terms and Purchaser shall be entitled to the net casualty insurance proceeds with respect thereto under the policies of insurance maintained by Seller and a credit against the Purchase Price in the amount by which the cost of repair and restoration of such damage or destruction as estimated by the engineer or contractor selected by Seller and Purchaser exceeds the sum of such net casualty insurance proceeds and any payment or contribution obligations of any Tenants under the Leases. In the event of any damage by fire or other casualty, the determination as to whether such damage or destruction is material in cost shall be made by an engineer or contractor mutually agreed upon by Seller and Purchaser. For purposes hereof, the Project shall be deemed “materially damaged or destroyed” if (i) the cost of repair and restoration of such damage or destruction as estimated by the engineer or contractor selected by Seller and Purchaser is greater than $500,000.00, or (ii) if such damage or destruction will entitle any Tenant occupying greater than 2,000 square feet to terminate its Lease or abate its rent in whole for a period in excess of one hundred eighty (180) days; provided that Seller has business interruption insurance. If prior to Closing the Property is damaged or destroyed and such damage or destruction is not covered by insurance and Purchaser does not elect to terminate the Agreement as provided above, Purchaser shall be entitled to a credit against the Purchase Price for the cost of repair and restoration of such damage or destruction as estimated by the engineer or contractor selected by Seller and Purchaser.

15.2 In the event proceedings to condemn the Property or any portion thereof are commenced before the Closing, Purchaser shall have the right to terminate this Agreement in which event it shall be deemed that Purchaser terminated this Agreement pursuant to Section 3.3 hereof and the rights of the parties shall be as set forth therein. In the event Purchaser does not elect to terminate this Agreement, Seller shall assign to Purchaser, at the Closing, all of Seller’s rights, title and interest in and to any condemnation proceeds payable with respect to the Property or grant Purchaser a credit against the Purchase Price equal to the amount of any condemnation award paid to Seller.

Section 16. Remedies.

16.1 IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY PURCHASER HEREUNDER, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY FOR PURCHASER’S DEFAULT, SUBJECT, HOWEVER, TO THE TERMS OF SECTION 18.2 BELOW, SHALL RETAIN THE DEPOSIT, AS LIQUIDATED DAMAGES, THE PARTIES HAVING AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO PURCHASER’S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING SHALL BE DEEMED TO BE SELLER’S UNCONDITIONAL AND IRREVOCABLE ELECTION OF A REMEDY FOR A DEFAULT BY PURCHASER UNDER THIS AGREEMENT.

16.2 Subject to the provisions of the last sentence of this Section 16.2, if Seller shall default in its obligations under this Agreement or if there shall be a breach discovered by Purchaser before Closing of any of Seller’s representations or warranties that has a material and adverse effect on Seller and/or the Project or if there is a failure of a condition precedent set forth in Section 10 which is within the reasonable control of Seller, the parties hereto agree that Purchaser’s sole remedy shall be limited either (a) to the termination of this Agreement as set forth in Section 3.3 hereof, or (b) to specific performance of this Agreement. Notwithstanding anything herein to the contrary, in the event that Seller willfully and intentionally defaults in its obligations under this Agreement for the intended purpose of preventing Purchaser from purchasing the Project and if specific performance is not a commercially reasonable available remedy, Purchaser shall have the right to pursue any remedy at law or in equity including, without limitation, a claim for damages; provided, however that in no event shall such monetary damages exceed $500,000.00. If specific performance is not a commercially reasonable remedy for any reason other than Seller’s willful or intentional default under this Agreement, Purchaser shall have the right to terminate this Agreement as set forth in Section 3.3 hereof and, in addition, recover from Seller Purchaser’s actual out-of-pocket costs and expenses in connection with its investigation of the Property and the transaction contemplated by this Agreement.

16.3 The provisions of Sections 16.1 and 16.2 hereof shall not limit any rights or remedies that either party may have against the other with respect to those provisions of this Agreement that survive Closing or the documents delivered pursuant to Sections 11.1 and 11.3 hereof.

Section 17. Reporting Requirements. Purchaser and Seller shall each deposit such other instruments required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof, including, without limitation, an agreement designating the Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder, and executed by Seller, Purchaser and the Title Company, but in no event shall such instruments impose, create or potentially create any liability for Seller or Purchaser not expressly provided for herein. Such agreement shall comply with the requirements of Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder.

Section 18. Miscellaneous.

18.1 This Agreement constitutes the entire Agreement between the parties and supersedes any other previous agreement, oral or written, between the parties. This Agreement cannot be changed, modified, waived or terminated orally but only by an agreement in writing signed by the parties hereto. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, personal representatives and permitted successors and assigns.

18.2 In the event of a default by either party hereto which becomes the subject of litigation, the losing party agrees to pay the reasonable legal fees of the prevailing party. For purposes of this Section, a party will be considered to be the “prevailing party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking. The provision of this Section shall survive the Closing or the termination of this Agreement.

18.3 This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same original, and the execution of separate counterparts by Purchaser and Seller shall bind Purchaser and Seller as if they had each executed the same counterpart.

18.4 This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas.

18.5 The headings used in this Agreement are for convenience only and do not constitute substantive matters to be considered in construing same.

18.6 The parties agree that neither this Agreement nor any memorandum or notice thereof shall be recorded.

18.7 Except as provided below, this Agreement may not be assigned by Purchaser in whole or in part without the prior written consent of the Seller. Without limiting the generality of the foregoing, for any assignment by Purchaser to be effective, Seller, prior to Closing, shall have received an executed copy of each assignment and assumption instrument pursuant to which Purchaser assigns all of its right, title and interest in and to this Agreement to the assignee(s) (including all rights to the Deposit) and the assignee(s) assume and agree to be bound by all of the obligations of Purchaser under this Agreement. Notwithstanding the foregoing, Purchaser may assign its rights hereunder to entities affiliated with Cole Operating Partnership IV, LP, Cole REIT III Operating Partnership, LP or Cole Operating Partnership II, LP without Seller’s written consent or approval. An affiliated entity for purposes hereof shall include, without limitation, any entity which is wholly owned by a party or by a parent of a party, or any entity in which a party or a parent of a party has an equity interest and is a general or managing partner/member. No assignment of this Agreement shall release Purchaser herein; provided, however, with respect to any assignment, if Closing occurs, the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after Closing.

18.8 Submission of this form of Agreement for examination shall not bind Seller or Purchaser in any manner nor be construed as an offer to sell and no contract or obligations of Seller or Purchaser shall arise until this Agreement is executed by both Seller and Purchaser and delivery is made to each.

18.9 Each of the parties agrees that upon request from the other party following the Closing and without further consideration, such party shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts or instruments as shall be reasonably requested by a party in order to effect or carryout the transactions contemplated herein provided same do not impose any obligations or liabilities upon the party not contemplated in this Agreement. The provisions of this Section 18.9 shall survive the Closing.

18.10 If the final date of any period set forth herein (including, but not limited to, the Closing Date) falls on a Saturday, Sunday or legal holiday under the laws of the State of Texas, or the United States of America, the final date of such period shall be extended to the next day that is not a Saturday, Sunday or legal holiday. The term “days” as used herein shall mean calendar days, with the exception of “business days”, which term shall mean each day except for any Saturday, Sunday or legal holiday under the laws of the State of Texas or the United States of America.

Section 19. Confidentiality. All Property Information provided by Seller or its agents and representatives to Purchaser with respect to the Property (“Confidential Information”) shall be treated as confidential information by Purchaser, using the same degree of care with respect to the Confidential Information as Purchaser employs with respect to its own proprietary or confidential information of like importance. Notwithstanding the foregoing, Purchaser may disclose Confidential Information (i) to its respective consultants, investors, lenders, appraisers, attorneys, accountants, advisers, and affiliates (collectively, “Related Parties”), provided the Purchaser shall advise each parties of the confidential nature of such information and that such parties are required to maintain the confidentiality thereof, and (ii) to the extent Purchaser is required to disclose the same pursuant to a court order, applicable laws or pursuant to a legal dispute between Purchaser and Seller. Purchaser and the Related Parties shall not be obligated to keep confidential any Confidential Information that (1) is already in the public domain, (2) is or becomes generally available to the public other than as a result of a disclosure by Purchaser or one of the Related Parties, or (3) is or becomes available to Purchaser on a non-confidential basis from a source other than Seller who, to Purchaser’s knowledge, is not subject to a confidentiality agreement with, or other obligation of secrecy to, Seller prohibiting such disclosure. If this Agreement is terminated for any reason, Purchaser shall promptly deliver to Seller all Confidential Information it has received from Seller including all copies or certify to Seller that Purchaser has destroyed same; provided, however, Purchaser (x) will be entitled to retain one copy of the Confidential Information for compliance purposes or for the purposes of defending or maintaining litigation or threatened litigation, subject to the continued application of the provisions of this Section and (y) will not be obligated to erase Confidential Information that is contained in an archived computer system made in accordance with its security and/or disaster recovery procedures on the understanding that any such retained Confidential Information shall remain subject to the continued application of the provisions of this Section. Purchaser’s obligations under the foregoing provisions of this Section shall terminate on the earlier of (x) twelve months from the Effective Date, or (y) the Closing Date.

Except as required by applicable law, Seller agrees that it shall not publicize this transaction after the Closing without the prior written approval of Purchaser; provided that such obligation shall not include information already in the public domain or which becomes generally available to the public other than as a result of by Seller. This provision shall survive Closing.

Section 20. Indemnity. Seller shall indemnify, hold harmless and defend Purchaser, Purchaser’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Indemnified Parties”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”) that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Purchaser, to the limited extent relating to any alleged negligence or willful misconduct of Seller occurring with respect to the Property prior to the Closing Date. Purchaser shall indemnify, hold harmless and defend Seller, Seller’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all Claims that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Seller, to the limited extent relating to any alleged negligence or willful misconduct of Purchaser occurring with respect to the Property from and after the Closing Date. In no event shall either Seller or Purchaser be deemed to have indemnified the other for any Claims arising out of or relating to the negligence or willful misconduct of the indemnified party. The provisions of this Section shall survive Closing.

Section 21. Privilege Taxes. Seller represents, warrants and covenants to Purchaser that all state and local transaction privilege, sales, excise, use or similar taxes relating to the development, sale or rental of the Property (including, without limitation, any speculative builder tax, owner-builder tax, or construction contractor tax) have been paid and Seller shall pay any such taxes that may arise as a result of the sale of the Property to Purchaser as and when due. Seller shall indemnify, hold harmless and defend the Indemnified Parties from any and all Claims relating to a breach of the preceding sentence. The provisions of this Section shall survive Closing.

Section 22. SEC S-X 3-14 Audit. Seller understands that Purchaser is subject to the reporting requirements of the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and Rule 3-14 of Regulation S-X. In order to enable Purchaser to comply with such reporting requirements, Seller agrees to provide Purchaser and its representatives information required for Purchaser to comply with Rule 3-14 (as reasonably determined by Seller’s counsel) including, if applicable, Seller’s most current financial statements relating to the financial operation of the Project for the current fiscal year and the most recent pre-acquisition fiscal year, and upon request and, to the extent required under such Rule 3-14, support for certain operating revenues and expenses specific to the Project. Seller understands that certain of such financial information may be included in filings required to be made by Purchaser with the U.S. Securities and Exchange Commission. This Section 22 shall survive Closing for a period of one (1) year.

Section 23. Rights of First Refusal. If any of the Leases contain tenant rights of first refusal or rights of first offer (either such right, a “ROFR”) in connection with a sale of the Project, Seller agrees that, if any Tenant gives notice of its intent to exercise its right of first refusal under its Lease or does actually exercise such right of first refusal, this Agreement shall be deemed to terminated, provided that Purchaser shall receive a full return of the Deposit and Seller shall promptly reimburse to Purchaser all reasonable out-of-pocket and third party property diligence expenses incurred by Purchaser, including, without limitation, reasonable attorneys’ fees and costs.

Section 24. Leasing and Management Agreements. Purchaser agrees that Purchaser shall retain Lincoln Property Company Commercial, Inc. (“LPC”), an affiliate of Seller, to lease and manage the Project for a term of twelve (12) months from the Closing Date. At the Closing, Seller and Purchaser shall enter into a leasing agreement (“Leasing Agreement”) and a limited scope management agreement (“Management Agreement”), each in a form to be negotiated in good faith by the parties during the Inspection Period, but in any event substantially similar to the forms previously utilized by Seller’s and Buyer’s affiliates in that certain Red Oak Village transaction. The parties acknowledge and agree that the Management Agreement shall in any event include the following material terms: (a) the management fee payable to LPC shall be $1,200/month; and (b) LPC shall not be entitled to any construction oversight fee relating to either the HEB expansion activities or the Parking Lot Repairs.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

SELLER:				PURCHASER:

Lincoln Waxahachie, Ltd., a Texas limited partnership				Series C, LLC, an Arizona limited liability company

By:	Lincoln Waxahachie Investors, Ltd., general partner			By:	/s/ John M. Pons
John Pons
Authorized Officer

	By:	Lincoln GP Waxahachie
Investors, Inc.,
general partner

		By:	/s/ Robert Dozier
		Title:	Executive Vice President
		Name:	Robert Dozier